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                                  Exhibit 23.1
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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
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As independent public accountants, we hereby consent to the incorporation of our report dated February 9, 1996, included in the Carrington Laboratories, Inc., Form 10-K for the year ended December 31, 1995, into the Company's previously filed Registration Statements on Form S-8 (File No. 33-22849, File No. 33-36041, File No. 33-42002, File No. 33-50430, File No. 33-64407, File No. 33-64403 and
File No. 33-64405) and on Form S-3 (File No. 33-57360 and File No. 33-60833).
It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 1995, or performed any audit procedures subsequent to the date of our report.



                               ARTHUR ANDERSEN LLP


Dallas, Texas,
 March 29, 1996